                           REVOLVING CREDIT AGREEMENT

                            Dated as of April 8, 1998

                                     between

                           PROVANT, INC., AS BORROWER

                                       and

                               FLEET NATIONAL BANK
                       AND THE OTHER LENDING INSTITUTIONS
                           LISTED ON SCHEDULE I HERETO

                                       and

                          FLEET NATIONAL BANK, as Agent

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----

SECTION 1 - DEFINITIONS AND RULES OF INTERPRETATION................................................    1

         1.1.     Definitions......................................................................    1
         1.2.     Rules of Interpretation..........................................................   13

SECTION 2 - THE REVOLVING CREDIT FACILITY..........................................................   14

         2.1.     Commitment to Lend...............................................................   14
         2.2.     Commitment Fee...................................................................   14
         2.3.     Optional Reduction of Total Commitment...........................................   15
         2.4.     The Revolving Credit Notes.......................................................   15
         2.5.     Interest on Revolving Credit Loans...............................................   15
         2.6.     Requests for Revolving Credit Loans..............................................   16
         2.7.     Conversion and Continuation Options..............................................   16
                  2.7.1.    Conversion to Different Type of Revolving Credit Loan..................   16
                  2.7.2.    Continuation of Type of Revolving Credit Loan..........................   17
                  2.7.3.    Eurodollar Rate Loans..................................................   17
         2.8.     Funds for Revolving Credit Loans.................................................   17
                  2.8.1.    Funding Procedures.....................................................   17
                  2.8.2.    Advances by Agent......................................................   17
         2.9.     Repayment of the Revolving Credit Loans..........................................   18
                  2.9.1.    Maturity...............................................................   18
                  2.9.2.    Mandatory Repayments of Revolving Credit Loans.........................   18
                  2.9.3.    Optional Repayments of Revolving Credit Loans..........................   18

SECTION 3 - LETTERS OF CREDIT......................................................................   19

         3.1.     Letter of Credit Commitments.....................................................   19
                  3.1.1.    Commitment to Issue Letters of Credit..................................   19
                  3.1.2.    Letter of Credit Applications..........................................   19
                  3.1.3.    Terms of Letters of Credit.............................................   19
                  3.1.4.    Reimbursement Obligations of Banks.....................................   20
                  3.1.5.    Participation of Banks.................................................   20
         3.2.     Reimbursement Obligation of the Borrower.........................................   20
         3.3.     Letter of Credit Payments........................................................   21
         3.4.     Obligations Absolute.............................................................   21
         3.5.     Reliance by Agent................................................................   22
         3.6.     Letter of Credit Fee.............................................................   22


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
SECTION 4 - CERTAIN GENERAL PROVISIONS.............................................................   22

         4.1.     Funds for Payments...............................................................   22
                  4.1.1.    Payments to Agent......................................................   22
                  4.1.2.    No Offset, etc.........................................................   23
         4.2.     Computations.....................................................................   23
         4.3.     Inability to Determine Eurodollar Rate...........................................   23
         4.4.     Illegality.......................................................................   24
         4.5.     Additional Costs, etc............................................................   24
         4.6.     Capital Adequacy.................................................................   25
         4.7.     Certificate......................................................................   26
         4.8.     Indemnity........................................................................   26
         4.9.     Interest After Default...........................................................   26
         4.10.    Replacement Bank.................................................................   26

SECTION 5 - SECURITY AND GUARANTIES................................................................   27

         5.1.     Stock Pledge.....................................................................   27
         5.2.     Guaranty.........................................................................   27

SECTION 6 - REPRESENTATIONS AND WARRANTIES.........................................................   27

         6.1.     Corporate Authority..............................................................   27
                  6.1.1     Incorporation; Good Standing...........................................   27
                  6.1.2.    Authorization..........................................................   28
                  6.1.3.    Enforceability.........................................................   28
         6.2.     Governmental Approvals...........................................................   28
         6.3.     Title to Properties, Leases......................................................   28
         6.4.     Financial Statements and Projections.............................................   28
                  6.4.1.    Financial Statements...................................................   28
                  6.4.2.    Projections............................................................   29
         6.5.     No Material Changes, etc.........................................................   29
         6.6.     Franchises, Patents, Copyrights, etc.............................................   29
         6.7.     Litigation.......................................................................   29
         6.8.     No Materially Adverse Contracts, etc.............................................   30
         6.9.     Compliance with Other Instruments, Laws, etc.....................................   30
         6.10.    Tax Status.......................................................................   30
         6.11.    No Event of Default..............................................................   30
         6.12.    Holding Company and Investment Company Acts......................................   30
         6.13.    Absence of Financing Statements, etc.............................................   31
         6.14.    Collateral.......................................................................   31
         6.15     Certain Transactions.............................................................   31
         6.16.    Employee Benefit Plans...........................................................   31
                  6.16.1.   In General.............................................................   31


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
                  6.16.2.   Terminability of Welfare Plans.........................................   31
                  6.16.3.   Guaranteed Pension Plans...............................................   31
                  6.16.4.   Multiemployer Plans....................................................   32
         6.17.    Use of Proceeds; Regulations U and X.............................................   32
         6.18.    Environmental Compliance.........................................................   32
         6.19.    Subsidiaries, etc................................................................   34
         6.20.    Chief Executive Offices..........................................................   34
         6.21.    Fiscal Year......................................................................   34
         6.22.    Disclosure.......................................................................   34
         6.23.    Insurance........................................................................   34
         6.24     Delivery of Certain Documents....................................................   34

SECTION 7 - AFFIRMATIVE COVENANTS OF THE BORROWER..................................................   35

         7.1.     Punctual Payment.................................................................   35
         7.2.     Maintenance of Office............................................................   35
         7.3.     Records and Accounts.............................................................   35
         7.4.     Financial Statements, Certificates and Information...............................   35
         7.5.     Notices   .......................................................................   36

                  7.5.1.    Defaults...............................................................   36
                  7.5.2.    Environmental Events...................................................   37
                  7.5.3.    Notification of Claim against Collateral...............................   37
                  7.5.4.    Notice of Litigation and Judgments.....................................   37
         7.6.     Corporate Existence; Maintenance of Properties...................................   37
         7.7.     Insurance........................................................................   38
         7.8.     Taxes     .......................................................................   38
         7.9.     Inspection of Properties and Books, etc..........................................   38
         7.10.    Compliance with Laws, Contracts, Licenses and Permits............................   38
         7.11.    Employee Benefit Plans...........................................................   39
         7.12.    Use of Proceeds..................................................................   39
         7.13.    Additional Subsidiaries..........................................................   39
         7.14.    Further Assurances...............................................................   39

SECTION 8 - CERTAIN NEGATIVE COVENANTS OF THE BORROWER.............................................   40

         8.1.     Restrictions on Indebtedness.....................................................   40
         8.2.     Restrictions on Liens............................................................   41
         8.3.     Restrictions on Investments......................................................   42
         8.4.     Distributions....................................................................   43
         8.5.     Merger, Consolidation and Disposition of Assets..................................   43
                  8.5.1.    Mergers and Acquisitions...............................................   43
                  8.5.2.    Disposition of Assets..................................................   44
         8.6.     Intentionally Omitted............................................................   44


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
         8.7.     Compliance with Environmental Laws...............................................   44
         8.8.     Employee Benefit Plans...........................................................   44
         8.9.     Fiscal Year......................................................................   45
         8.10     Subsidiaries.....................................................................   45
         8.11.    Negative Pledges.................................................................   45
         8.12.    Transactions with Affiliates.....................................................   45
         8.13.    Inconsistent Agreements..........................................................   45
         8.14.    Modification of Documents........................................................   45

SECTION 9 - FINANCIAL COVENANTS OF THE BORROWER....................................................   46

         9.1.     Consolidated Total Net Worth.....................................................   46
         9.2.     Profitable Operations............................................................   46
         9.3.     Leverage Ratio...................................................................   46
         9.4.     Minimum Consolidated EBITDA......................................................   46
         9.5.     Interest Coverage Ratio..........................................................   46
         9.6.     Capital Expenditures.............................................................   47

SECTION 10 - CONDITIONS TO INITIAL CLOSING.........................................................   47

         10.1.    Loan Documents, etc..............................................................   47
         10.2.    Certified Copies of Charter Documents............................................   47
         10.3.    Corporate Action.................................................................   47
         10.4.    Incumbency Certificate...........................................................   47
         10.5.    Validity of Liens................................................................   48
         10.6.    UCC Search Results...............................................................   48
         10.7.    Certificates of Insurance........................................................   48
         10.8.    Solvency Certificate.............................................................   48
         10.9.    Opinion of Counsel...............................................................   48
         10.10.   Payment of Expenses..............................................................   48
         10.11.   Evidence of Payoff...............................................................   48
         10.12.   Completion of Transaction........................................................   48
         10.13.   Disbursement Instructions........................................................   49

SECTION 11 - CONDITIONS TO ALL BORROWINGS..........................................................   49

         11.1.    Representations True; No Event of Default........................................   49
         11.2.    No Legal Impediment..............................................................   49
         11.3.    Governmental Regulation..........................................................   49
         11.4.    Proceedings and Documents........................................................   49

SECTION 12 - EVENTS OF DEFAULT; ACCELERATION, ETC..................................................   50

         12.1.    Events of Default and Acceleration...............................................   50
         12.2.    Termination of Commitments.......................................................   53


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
         12.3.    Remedies.........................................................................   53
         12.4.    Distribution of Collateral Proceeds..............................................   54

SECTION 13 - SETOFF................................................................................   55

SECTION 14 - THE AGENT.............................................................................   55

         14.1.    Authorization....................................................................   55
         14.2.    Employees and Agents.............................................................   56
         14.3.    No Liability.....................................................................   56
         14.4.    No Representations...............................................................   56
         14.5.    Payments.........................................................................   57
                  14.5.1.   Payments to Agent......................................................   57
                  14.5.2.   Distribution by Agent..................................................   57
                  14.5.3.   Delinquent Banks.......................................................   57
         14.6.    Holders of Revolving Credit Notes................................................   58
         14.7.    Indemnity........................................................................   58
         14.8.    Agent as Bank....................................................................   58
         14.9.    Resignation......................................................................   58
         14.10.   Notification of Defaults and Events of Default...................................   59
         14.11.   Duties in the Case of Enforcement................................................   59
         14.12.   Agent's Fee......................................................................   59

SECTION 15 - EXPENSES..............................................................................   59

SECTION 16 - INDEMNIFICATION.......................................................................   60

SECTION 17 - SURVIVAL OF COVENANTS, ETC............................................................   60

SECTION 18 - ASSIGNMENT AND PARTICIPATION..........................................................   61

         18.1.    Conditions to Assignment by Banks................................................   61
         18.2.    Certain Representations and Warranties; Limitations; Covenants...................   61
         18.3.    Register.........................................................................   62
         18.4.    New Revolving Credit Notes.......................................................   63
         18.5.    Participations...................................................................   63
         18.6.    Disclosure.......................................................................   63
         18.7.    Assignee or Participant Affiliated with the Borrower.............................   64
         18.8.    Miscellaneous Assignment Provisions..............................................   64
         18.9.    Assignment by Borrower...........................................................   64

SECTION 19 - NOTICES, ETC..........................................................................   65

SECTION 20 - GOVERNING LAW.........................................................................   65


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
SECTION 21 - HEADINGS..............................................................................   66

SECTION 22 - COUNTERPARTS..........................................................................   66

SECTION 23 - ENTIRE AGREEMENT, ETC.................................................................   66

SECTION 24 - WAIVER OF JURY TRIAL..................................................................   66

SECTION 25 - CONSENTS, AMENDMENTS, WAIVERS, ETC....................................................   66

SECTION 26 - TERMINATION OF CREDIT AGREEMENT.......................................................   67

SECTION 27 - SEVERABILITY..........................................................................   67


SCHEDULES
---------

         Schedule I     Lending Institutions
         Schedule II    Existing Stockholders
         Schedule 6.3.  Exceptions to Title to Properties
         Schedule 6.7.  Claims or Litigation

         Schedule 6.15  Transactions Between Persons
         Schedule 6.19. Listing of Subsidiaries
         Schedule 8.1.  Existing Indebtedness
         Schedule 8.2.  Existing Liens
         Schedule 8.3   Existing Investments

EXHIBITS
--------

         Exhibit A      Form of Promissory Note
         Exhibit B      Form of Revolving Credit Loan Request
         Exhibit C      Form of Compliance Certificate
         Exhibit D      Form of Assignment and Acceptance



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                           REVOLVING CREDIT AGREEMENT

         This REVOLVING CREDIT AGREEMENT is made as of April 8, 1998, by and among PROVANT, INC., a Delaware corporation (the "Borrower"), having its principal place of business at 67 Batterymarch Street, Suite 500, Boston, MA 02110, and FLEET NATIONAL BANK, a national banking association ("Fleet"), and the other lending institutions listed on SCHEDULE I hereto, and FLEET NATIONAL BANK, as agent for itself and such other lending institutions.

                   1. DEFINITIONS AND RULES OF INTERPRETATION

         1.1. DEFINITIONS. The following terms shall have the meanings set forth in this ss.1 or elsewhere in the provisions of this Credit Agreement referred to below:

         ADJUSTMENT DATE. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to ss.7.4(c) hereof.

         AFFILIATE. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

         AGENT. Fleet National Bank acting as agent for the Banks.

         AGENT'S HEAD OFFICE. The Agent's head office located at One Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

         AGENT'S SPECIAL COUNSEL. Hutchins, Wheeler & Dittmar, A Professional Corporation, or such other counsel as may be approved by the Agent.

         APPLICABLE MARGIN. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period:




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                     ---------------------------------------------------------
                           INTEREST RATES                      FEES
------------------------------------------------------------------------------

                        Prime       Eurodollar      Commitment       Letter of
Leverage Ratio       Rate Loans     Rate Loans       Fee Rate         Credit
                                                                      Fee Rate
------------------------------------------------------------------------------
<1.00                   0.00%          0.50%           0.150%          0.50%
------------------------------------------------------------------------------
>/=1.00<2.00            0.00%          1.00%           0.200%          1.00%
------------------------------------------------------------------------------
>/=2.00<3.00            0.00%          1.50%           0.250%          1.50%
------------------------------------------------------------------------------
>/=3.00                 0.50%          2.00%           0.375%          2.00%
------------------------------------------------------------------------------

The determination of the Leverage Ratio as set forth in the foregoing table shall be based upon the Compliance Certificate delivered by the Borrower pursuant to ss.7.4(c) hereof. In the event that such Compliance Certificate is not delivered within the time period specified in said ss.7.4(c), for purposes of determining the Applicable Margin the Leverage Ratio shall be deemed to be >
3.00 until such time as a completed Compliance Certificate, demonstrating a lesser Leverage Ratio for the relevant fiscal period, has been delivered to the Agent.

         ASSIGNMENT AND ACCEPTANCE. See ss.18.1 hereof.

         BANKS. Fleet and the other lending institutions listed on SCHEDULE I hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to ss.18 hereof.

         BUSINESS DAY. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

         CAPITAL ASSETS. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

         CAPITAL EXPENDITURES. Amounts paid or indebtedness incurred by the Borrower or its Subsidiaries in connection with the purchase or lease by the Borrower or its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles, PROVIDED, HOWEVER, that for purposes of determining compliance with the covenant concerning maximum aggregate Capital Expenditures set forth in ss.9.6 hereof, Capital Assets acquired as part of

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any Permitted Acquisition shall not be included in the calculation of the amount of Capital Expenditures incurred during any fiscal period.

         CAPITALIZATION DOCUMENTS. The certificate of incorporation and by-laws of the Borrower.

         CAPITALIZED LEASES. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         CERCLA. See ss.6.18 hereof.

         CLOSING DATE. The first date on which the conditions set forth in ss.ss.10 and 11 hereof have been satisfied and any Revolving Credit Loans are to be made or any Letter of Credit is to be issued hereunder.

         CODE. The Internal Revenue Code of 1986, as amended.

         COLLATERAL. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests created by the Security Documents.

         COMMITMENT. With respect to each Bank, the amount set forth on SCHEDULE I hereto as the amount of such Bank's commitment to make Revolving Credit Loans to the Borrower and to participate in the issuance, extension and renewal of letters of credit for the account of the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         COMMITMENT FEE RATE. The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading "Commitment Fee Rate".

         COMMITMENT PERCENTAGE. With respect to each Bank, the percentage set forth on SCHEDULE I hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

         COMPLIANCE CERTIFICATE. See ss.7.4(c) hereof.

         CONSOLIDATED or CONSOLIDATED. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         CONSOLIDATED EBITDA. For any fiscal period, the sum of (a) the Consolidated Net Income for the Borrower and its Subsidiaries for such period (including with respect to

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Subsidiaries acquired during such period), after all expenses and other proper charges but before payment or provision for any income taxes or interest expense of the Borrower for such period, PLUS (b) the aggregate amount of depreciation, amortization and other non-cash charges made in calculating Consolidated Net Income for such period, all as determined in accordance with generally accepted accounting principles. For purposes of calculating Consolidated EBITDA for the Current Subsidiaries or for any subsequently-acquired Subsidiary with respect to any fiscal period, an adjustment (which in each case shall be subject to the approval of the Agent based upon detailed supporting information submitted by the Borrower) may be made for such fiscal period to reduce management compensation expense during such period to an amount which reflects the management compensation expense of such Current Subsidiary or a newly-acquired Subsidiary, as the case may be, since the date of its acquisition by the Borrower.

         CONSOLIDATED TOTAL FUNDED DEBT. At any time, all Indebtedness of the Borrower and its Subsidiaries at such time, whether secured or unsecured and whether or not contingent, (a) in respect of money borrowed or the deferred purchase price of property and services (excluding trade accounts payable), (b) in respect of letters of credit, bankers' acceptances, or similar facilities,
(c) in respect of any Capitalized Leases, (d) evidenced by any loan or credit agreement, reimbursement agreement, promissory note, debenture, bond, or other similar contract, and (e) any Indebtedness of any other entity of a type described in (a), (b), (c), or (d) that the Borrower or its Subsidiaries has guaranteed or for which the Borrower or its Subsidiaries is otherwise responsible or liable, directly or indirectly.

         CONSOLIDATED NET INCOME (OR DEFICIT). For any period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income.

         CONSOLIDATED TOTAL ASSETS. All items which, in accordance with generally accepted accounting principles, would be included in determining the total assets on the asset side of a consolidated balance sheet of the Borrower and its Subsidiaries.

         CONSOLIDATED TOTAL INTEREST EXPENSE. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

         CONSOLIDATED TOTAL LIABILITIES. All items which, in accordance with generally accepted accounting principles, would be included in determining the total liabilities on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries.

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         CONSOLIDATED TOTAL NET WORTH. At any date as of which the amount thereof shall be determined, the excess of Consolidated Total Assets over Consolidated Total Liabilities.

         CONVERSION REQUEST. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Revolving Credit Loan in accordance with ss.2.7 hereof.

         CREDIT AGREEMENT. This Revolving Credit Agreement, including the Schedules and Exhibits hereto, as amended or supplemented, and in effect from time to time.

         CURRENT SUBSIDIARIES. The Subsidiaries of the Borrower existing as of the date hereof and listed on SCHEDULE 6.19 hereto.

         DEFAULT. See ss.12.1 hereof.

         DISTRIBUTION. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of capital stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of any Person.

         DOLLARS or $. Dollars in lawful currency of the United States of America.

         DOLLAR EQUIVALENT. On any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount (as conclusively ascertained by the Agent absent manifest error) of Dollars which could be purchased by the Agent (in accordance with its normal banking practices) in the London foreign currency deposit markets with such amount of such currency at the spot rate of exchange prevailing at or about 11:00 a.m. (London time) on such date.

         DOMESTIC LENDING OFFICE. Initially, the office of each Bank designated as such in SCHEDULE I hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Prime Rate Loans.

         DRAWDOWN DATE. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with ss.2.7 hereof.

         EBITDA. For any fiscal period for any Person, the sum of (a) the net income for such Person for such period, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense of such Person for such period, after eliminating therefrom all extraordinary nonrecurring items of income, PLUS (b) the aggregate

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



amount of depreciation, amortization and other non-cash charges made in calculating the net income in clause (a) for such period for such Person, all as determined in accordance with generally accepted accounting principles.

         ELIGIBLE ASSIGNEE. Any of (a) a commercial bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution approved by the Agent, such approval not to be unreasonably withheld.

         EMPLOYEE BENEFIT PLAN. Any employee benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

         ENVIRONMENTAL LAWS. See ss.6.18(a) hereof.

         ERISA. The Employee Retirement Income Security Act of 1974.

         ERISA AFFILIATE. Any Person which is treated as a single employer with the Borrower under ss.414 of the Code.

         ERISA REPORTABLE EVENT. A reportable event with respect to a Guaranteed Pension Plan within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         EUROCURRENCY RESERVE RATE. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the reserve rate applicable to the Eurocurrency Liabilities pursuant to said Regulation D.

         EURODOLLAR BUSINESS DAY. Any day on which commercial banks are open for business (including dealings in Dollar deposits) in London, England and Boston, Massachusetts.

         EURODOLLAR RATE. For any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) appearing on Telerate Page 3750 in Dollars at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Eurodollar Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. In the event that the Eurocurrency Reserve Rate is increased during a Eurodollar Interest Period, the Agent reserves the right to adjust the Eurodollar Rate to reflect such increase.

         EURODOLLAR RATE LOANS. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

         EVENT OF DEFAULT. See ss.12.1 hereof.

         EXISTING STOCKHOLDERS. That certain group of persons who hold, or will hold, common stock of the Borrower, consisting of (i) the Persons listed on
SCHEDULE II hereto, all of whom are or will be holders of the outstanding common stock of the Borrower as of consummation of the Transaction (as hereinafter defined), and (ii) those Persons (x) who hereafter acquire common stock of the Borrower by virtue of their ownership interest or senior management status in any corporation or other entity which is the subject of a Permitted Acquisition (as hereinafter defined) by the Borrower, and (y) who are approved by the Agent as additional Existing Stockholders, which approval shall be based upon the Agent's confirmation of ownership interest or senior management status as described in (x) above. In connection with any such addition of Existing Stockholders hereunder, the Borrower shall submit to the Agent an amended
SCHEDULE II which updates the listing of all Existing Stockholders and all other categories of information presented therein.

         FLEET. Fleet National Bank, a national banking association, in its individual capacity.

         FOUNDING COMPANIES. See definition of Transaction.

         GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. (a) When used in ss.9 hereof, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the

Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         GUARANTEED PENSION PLAN. Any employee pension benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         GUARANTOR. Any Subsidiary of the Borrower that is a party to the Guaranty or that delivers an Instrument of Adherence to the Guaranty pursuant to ss.7.13 hereof.

         GUARANTY. The Guaranty, dated or to be dated on or prior to the Closing Date, made by each of the Current Subsidiaries in favor of the Banks and the Agent pursuant to which such entities jointly and severally guarantee to the Banks and the Agent the payment and performance of the Obligations in form and substance satisfactory to the Agent.

         HAZARDOUS SUBSTANCES. See ss.6.18(b) hereof.

         INDEBTEDNESS. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all Capitalized Leases; (c) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (d) all guarantees, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

         INTEREST PAYMENT DATE. (a) As to any Prime Rate Loan, the last day of the calendar quarter which includes the Drawdown Date thereof; and (b) as to any Eurodollar Rate Loan, the last day of such Interest Period.

         INTEREST PERIOD. With respect to each Revolving Credit Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Revolving Credit Loan Request (i) for any Prime Rate Loan, the last day of each calendar quarter; and (ii) for any Eurodollar Rate Loan, 30, 60, 90 or 180 days; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

         (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

         (b) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

         (c) if the Borrower shall fail to give notice of a conversion as provided in ss.2.7.1 hereof, the Borrower shall be deemed to have requested (i) the continuance of each affected Eurodollar Rate Loan as a new Eurodollar Rate Loan having the same Interest Period, and (ii) the continuance of all Prime Rate Loans as Prime Rate Loans, in each case on the last day of the then current Interest Period with respect thereto;

         (d) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

         (e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Revolving Credit Loan Maturity Date shall end on the Revolving Credit Loan Maturity Date.

         INSTRUMENT OF ADHERENCE. An Instrument of Adherence to the Guaranty substantially in the form of Exhibit A to the Guaranty.

         INVESTMENTS. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         LETTER OF CREDIT. See ss.3.1.1.

         LETTER OF CREDIT APPLICATION. See ss.3.1.1.

         LETTER OF CREDIT FEE. The applicable rate per annum set forth in the chart contained in the definition of Applicable Margin under the heading "Letter of Credit Fee Rate".

         LETTER OF CREDIT PARTICIPATION. See ss.3.1.4.

         LEVERAGE RATIO. As of the last day of any fiscal quarter, the ratio of
(a) Consolidated Total Funded Debt to (b) Consolidated EBITDA, determined for the four consecutive fiscal quarters of the Borrower ended on such date.

         LOAN DOCUMENTS. This Credit Agreement, the Revolving Credit Notes, the Letter of Credit Applications, the Letters of Credit, the Security Documents and all other documents designated by the parties thereto as a "Loan Document" for purposes hereof.

         MAJORITY BANKS. As of any date, the Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding principal amount of the Revolving Credit Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitute at least fifty-one percent (51%) of the Total Commitment.

         MATERIAL SUBSIDIARY. A Subsidiary of the Borrower whose (i) total assets represent ten percent (10%) or more of the consolidated assets of the Borrower and its Subsidiaries, or (ii) EBITDA represents ten percent (10%) or more of Consolidated EBITDA, all as determined in accordance with generally accepted accounting principles; PROVIDED, however, that in all events each of the Current Subsidiaries shall be deemed to be a Material Subsidiary.

         MAXIMUM DRAWING AMOUNT. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

         MULTIEMPLOYER PLAN. Any multiemployer plan within the meaning of ss.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         OBLIGATIONS. All indebtedness, obligations and liabilities of any of the Borrower and any of its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Notes, Letter of Credit Applications or Letters of Credit or other instruments at any time evidencing any thereof.

         OPTIONAL CURRENCY. Dutch Guilders, Canadian Dollars, Australian Dollars, Pounds Sterling, and the "Euro", so long as such currency is freely convertible into Dollars and is traded on any recognized Eurocurrency Interbank Market selected by the Agent in good faith.

         OUTSTANDING. With respect to the Revolving Credit Loans, the aggregate unpaid principal thereof as of any date of determination.

         PBGC. The Pension Benefit Guaranty Corporation created by ss.4002 of ERISA and any successor entity or entities having similar responsibilities.

         PERMITTED ACQUISITIONS. See ss.8.5.1 hereof.

         PERMITTED LIENS. Liens, security interests and other encumbrances permitted by ss.8.2 hereof.

         PERSON. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         PRIME RATE. At any time, the annual rate of interest most recently announced and made effective by Fleet at its head office in Boston, Massachusetts, as its "Prime Rate". Such rate is used for reference purposes only and is not necessarily the best or lowest rate charged by Fleet to its most substantial or creditworthy customer and serves only as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

         PRIME RATE LOANS. Revolving Credit Loans bearing interest calculated by reference to the Prime Rate.

         PRO FORMA BALANCE SHEET. See ss.6.4 hereof.

         REAL ESTATE. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

         REIMBURSEMENT OBLIGATION. The Borrower's obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in ss.3.2 hereof.

         REVOLVING CREDIT LOAN MATURITY DATE. Three (3) years from the Closing Date, or such earlier date on which the Total Commitment is terminated pursuant to the provisions hereof.

         REVOLVING CREDIT LOAN REQUEST. See ss.2.6 hereof.

         REVOLVING CREDIT LOANS. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to ss.2 hereof.

         REVOLVING CREDIT NOTE RECORD. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

         REVOLVING CREDIT NOTES. See ss.2.4 hereof.

         SECURITY DOCUMENTS. The Stock Pledge Agreement, the Guaranty and all Instruments of Adherence to the Guaranty delivered after the Closing Date pursuant to ss.7.13 hereof.

         STOCK PLEDGE AGREEMENT. The Stock Pledge Agreement, dated or to be dated on or prior to the Closing Date, between the Borrower and the Agent in form and substance satisfactory to the Agent.

         SUBORDINATED DEBT. Unsecured Indebtedness of the Borrower that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a subordination agreement or by another written instrument containing subordination provisions in form and substance approved by the Agent in writing.

         SUBSIDIARY. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

         TOTAL COMMITMENT. The sum of the Commitments of the Banks, as in effect from time to time. The Total Commitment on the Closing Date is $40,000,000.

         TRANSACTION. The series of related transactions occurring prior to or contemporaneously with the Closing Date, in which (i) pursuant to a series of Agreements and Plans of Merger, each dated as of February 12, 1998 (together, the "Merger Agreements") between the Borrower, its respective Current Subsidiaries and seven (7) separate companies (the "Founding Companies"), each respective Founding Company is to be merged with and into a Current Subsidiary for cash and stock consideration, with the Current Subsidiary, in each case, to be the surviving entity, and (ii) concurrently with the merger transactions described in clause (i) above, the Borrower will consummate an initial public offering of 2,600,000 shares of its common stock and shall have received cash proceeds therefrom (net of all underwriting fees and all other expenses of such offering) of not less than $22,000,000. The Transaction is more particularly described in the Borrower's Form S-1 registration statement (File No. 333-46157) filed with the Securities and Exchange Commission.

         TRANSACTION DOCUMENTS. All documents, instruments and agreements (including without limitation the Merger Agreements) which have been or are to be executed in connection with the Transaction, all in form and substance satisfactory to the Agent and the Banks.

         TYPE. As to any Revolving Credit Loan, its nature as a Prime Rate Loan or a Eurodollar Rate Loan.

         UNAUDITED FINANCIAL STATEMENTS. See ss.6.4.1 hereof.

         UNIFORM CUSTOMS. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

         UNPAID REIMBURSEMENT OBLIGATIONS. Any Reimbursement Obligation for which the Borrower does not reimburse the Agent and the Banks on the date specified in, and in accordance with, ss.3.2 hereof.

         VOTING STOCK. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         1.2.     RULES OF INTERPRETATION.

         (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

         (b) The singular includes the plural and the plural includes the singular.

         (c) A reference to any law includes any amendment or modification to such law.

         (d) A reference to any Person includes its permitted successors and permitted assigns.

         (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

         (f) The words "include," "includes" and "including" are not limiting.

         (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

         (h) Reference to a particular "ss." refers to that section of this Credit Agreement unless otherwise indicated.

         (i) The words "herein," "hereof," "hereunder," and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subsection of this Credit Agreement.

                        2. THE REVOLVING CREDIT FACILITY

         2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and up to but not including the Revolving Credit Loan Maturity Date upon notice by the Borrower to the Agent given in accordance with ss.2.6 hereof, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment MINUS such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, PROVIDED that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) PLUS the Maximum

Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. The Revolving Credit Loans shall be made PRO RATA in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in ss.ss.11 and 12 hereof, in the case of the initial Revolving Credit Loans to be made, and ss.12, in the case of all other Revolving Credit Loans thereafter, have been satisfied on the date of such request.

         2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Loan Maturity Date by which the Total Commitment MINUS the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Revolving Credit Loan Maturity Date.

         2.3. OPTIONAL REDUCTION OF TOTAL COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $2,000,000 or a larger integral multiple of $500,000 or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced PRO RATA in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued in the amount of the reduction. No reduction of the Total Commitment or termination of the Commitments may be reinstated.

         2.4. THE REVOLVING CREDIT NOTES. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of EXHIBIT A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank's Revolving Credit Note, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

         2.5. INTEREST ON REVOLVING CREDIT LOANS. Except as otherwise provided in ss.4.10 hereof:

         (a) Each Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the annual rate equal to the sum of the Prime Rate as in effect from time to time while such Prime Rate Loan is outstanding, PLUS the Applicable Margin (if any) with respect to Prime Rate Loans as in effect from time to time.

         (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the annual rate equal to the sum of the Eurodollar Rate determined for such Interest Period PLUS the Applicable Margin with respect to Eurodollar Rate Loans as in effect from time to time.

         (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

         2.6. REQUESTS FOR REVOLVING CREDIT LOANS. The Borrower shall give to the Agent written notice in the form of EXHIBIT B hereto (or telephonic notice confirmed in a writing in the form of EXHIBIT B hereto) of each Revolving Credit Loan requested hereunder (a "Revolving Credit Loan Request") no later than (a) 12:00 noon (Boston time) on the Business Day of the proposed Drawdown Date of any Prime Rate Loan and (b) 10:00 a.m. (Boston time) on the date two (2) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (w) the principal amount of the Revolving Credit Loan requested, (x) the proposed Drawdown Date of such Revolving Credit Loan, (y) the Interest Period for such Revolving Credit Loan and (z) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each Revolving Credit Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Revolving Credit Loan Request shall be in a minimum aggregate amount of $200,000 or a larger integral multiple of $50,000.

         2.7.     CONVERSION AND CONTINUATION OPTIONS.

                  2.7.1. CONVERSION TO DIFFERENT TYPE OF REVOLVING CREDIT LOAN. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (a) with respect to any such conversion of a Eurodollar Rate Loan to a Prime Rate Loan, the Borrower shall give the Agent at least two (2) Business Days prior written notice of such election; (b) with respect to any such conversion of a Prime Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least two
(2) Eurodollar Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurodollar Rate Loan into a Revolving Credit Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto or, if not made on such date, shall be subject to the provisions of ss.4.8 hereof; and (d) no Revolving Credit Loan may be converted into a Eurodollar Rate Loan when any Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Credit Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Revolving Credit Loans of any Type may be converted into a Revolving Credit Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate minimum principal amount of $200,000 and an integral multiple of $50,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Credit Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

                  2.7.2. CONTINUATION OF TYPE OF REVOLVING CREDIT LOAN. Any Revolving Credit Loan of any Type shall be continued as a Revolving Credit Loan of the same Type upon the expiration of an Interest Period with respect thereto (and, in the case of any continued Eurodollar Rate Loan, shall have a new Interest Period which is the same as the expiring Interest Period) UNLESS the Borrower affirmatively elects to convert to another Type of Revolving Credit Loan by complying with the notice provisions that are contained in ss.2.7.1 hereof; PROVIDED, HOWEVER, that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Agent active upon the Borrower's account have actual knowledge. The Agent shall notify the Banks promptly when any such automatic conversion occurs.

                  2.7.3. EURODOLLAR RATE LOANS. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $200,000 and a whole multiple of $50,000 in excess thereof.

         2.8.     FUNDS FOR REVOLVING CREDIT LOANS.

                  2.8.1. FUNDING PROCEDURES. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by ss.ss.11 and 12 hereof and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

                  2.8.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount with written notice to the Borrower of such Bank's failure to fund. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

         2.9.     REPAYMENT OF THE REVOLVING CREDIT LOANS.

                  2.9.1. MATURITY. The Borrower promises to pay on the Revolving Credit Loan Maturity Date, and there shall become absolutely due and payable on the Revolving Credit Loan Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

                  2.9.2. MANDATORY REPAYMENTS OF REVOLVING CREDIT LOANS. If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Agent for application: FIRST, to any Unpaid Reimbursement Obligations; SECOND, to the Revolving Credit Loans; and THIRD, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by ss.3.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank's Revolving Credit Note or loan account, as the case may be, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

                  2.9.3. OPTIONAL REPAYMENTS OF REVOLVING CREDIT LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this ss.2.9.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 10:00 a.m. (Boston time), at least two (2) Business Days' prior written notice of any proposed prepayment pursuant to this ss.2.9.3 of Prime Rate Loans, and two (2) Eurodollar Business Days' notice of any proposed prepayment pursuant to this ss.2.9.3 of Eurodollar Rate Loans, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Credit Loans shall be in an integral multiple of $50,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Prime Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

                              3. LETTERS OF CREDIT

         3.1.     LETTER OF CREDIT COMMITMENTS.

                  3.1.1. COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Agent's customary form (a "Letter of Credit Application"), the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in ss.3.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of Credit (individually, a "Letter of Credit"), denominated in Dollars or any Optional Currency in such form as may be requested from time to time by the Borrower and agreed to by the Agent; PROVIDED, HOWEVER, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $3,000,000 (or the Dollar Equivalent) at any one time, and (b) the sum of (i) the Dollar Equivalent of the Maximum Drawing Amount on all Letters of Credit,
(ii) the Dollar Equivalent of all Unpaid Reimbursement Obligations, and (iii) the Dollar Equivalent of the amount of all Revolving Credit Loans outstanding shall not exceed the Total Commitment.

                  3.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

                  3.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have any expiry date not later than the date which is [twenty (20)] days prior to the Revolving Credit Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

                  3.1.4. REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent (as calculated pursuant to ss.3.2) under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to ss.3.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

                  3.1.5. PARTICIPATION OF BANKS. Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under ss.3.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to ss.3.2.

         3.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder for the account of the Borrower,

         (a) except as otherwise expressly provided in ss.3.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Agent, or the Agent otherwise makes a payment with respect thereto (in the same currency in which such Letter of Credit was issued or the Dollar Equivalent thereof), (i) the amount paid by the Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes (other than taxes based upon or measured by the income or profits of a Bank or the Agent), fees, charges or other costs and expenses whatsoever incurred by the Agent or the Banks in connection with any payment made by the Agent or any Bank under, or with respect to, such Letter of Credit,

         (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations, and

         (c) upon the termination of the Total Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with ss.12, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Agent at the Agent's Head Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this ss.3.2 at any time from the date such amounts become due and payable (whether as stated in such ss.3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in ss.4.9 for overdue principal on the Revolving Credit Loans.

         3.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Agent as provided in ss.3.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation and shall specify such amount in Dollars (based upon the actual exchange rate at which the Agent anticipates being able to obtain the applicable Optional Currency on the date payment is to be made by the Banks, with any excess payment being refunded to the Banks and any deficiency being payable by the Banks) required from each of the Banks. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent, at the Agent's Head Office in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, TIMES (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, TIMES (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Agent and the denominator of which is 365. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. From and after such purchase of the applicable Letter of Credit Participations, such Unpaid Reimbursement Obligations shall be deemed to have been converted into Prime Rate Loans made by the Banks, and all amounts from time to time accruing, and all amounts from time to time payable, on account of such Unpaid Reimbursement Obligations shall be payable in Dollars as if such Letter of Credit had originally been issued in Dollars.

         3.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this ss.3 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower's Reimbursement Obligations under ss.3.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

         3.5. RELIANCE BY AGENT. To the extent not inconsistent with ss.3.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Revolving Credit Notes, loan accounts or a Letter of Credit Participation.

         3.6. LETTER OF CREDIT FEE. The Borrower shall pay to the Agent a Letter of Credit Fee in respect of each Letter of Credit issued pursuant to this Credit Agreement on the face amount of each such Letter of Credit, which shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. The Letter of Credit Fees for each Letter of Credit shall be payable quarterly in arrears on the last day of each calendar quarter (prorated for any portion of such quarter during which any such Letter of Credit is not outstanding). In respect of each Letter of Credit, the Borrower shall also pay the Agent for the Agent's own account, on the date of any issuance, extension, renewal or amendment of any Letter of Credit, or at such other time or times as such charges are customarily made by the Agent, the Agent's customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

                          4. CERTAIN GENERAL PROVISIONS

         4.1.     FUNDS FOR PAYMENTS.

                  4.1.1. PAYMENTS TO AGENT. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

                  4.1.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or if any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

         4.2. COMPUTATIONS. All computations of interest on the Revolving Credit Loans and commitment fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Revolving Credit Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower absent manifest error or unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrower to the contrary.

         4.3. INABILITY TO DETERMINE EURODOLLAR RATE. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that (i) adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, (ii) the implementation of Eurodollar Rate Loans has been made impracticable by the occurrence of a contingency that materially and adversely affects the London Interbank Market, or (iii) the Eurodollar Rate shall no longer represent the effective cost to the Banks for U.S. dollar deposits in the London Interbank Market, as applicable for deposits in which they regularly participate, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Revolving Credit Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans,
(b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

         4.4. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Revolving Credit Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this ss.4.4, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

         4.5. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

         (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank's Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent); or

         (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or any of the other Loan Documents; or

         (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank; or

         (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Revolving Credit Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is:

                  (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment or any Letter of Credit; or

                  (ii) to reduce the amount of principal, interest, Reimbursement Obligation, or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans; or

                  (iii) to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder;

then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum applicable to the Revolving Credit Loans, Reimbursement Obligations and Unpaid Reimbursement Obligations hereunder.

         4.6. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline, or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Revolving Credit Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change, or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Prime Rate, the Borrower agrees to pay such Bank or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with ss.4.7 hereof. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

         4.7. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to ss.4.5 or ss.4.6 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         4.8. INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost, or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Revolving Credit Loan Request or a Conversion Request relating thereto in accordance with ss.2.6 or ss.2.7, or
(c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Revolving Credit Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Revolving Credit Loans.

         4.9. INTEREST AFTER DEFAULT. Overdue principal and (to the extent permitted by applicable law) interest on the Revolving Credit Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest payable on demand at a rate per annum equal to two percent (2%) above the Prime Rate until such amount shall be paid in full (after as well as before judgment).

         4.10. REPLACEMENT BANK. Within thirty (30) days after any Bank has demanded compensation from the Borrower pursuant to ss.4.5 or ss.4.6 hereof or any Bank has become a Delinquent Bank, as defined in ss.14.5.3 hereof (any such Bank described in the foregoing clause is hereinafter referred to as an "Affected Bank"), the Borrower may request that the non-Affected Banks acquire all, but not less than all, of the Affected Bank's outstanding Revolving Credit Loans and assume all, but not less than all, of the Affected Bank's Commitment. If the Borrower so requests, the non-Affected Banks may elect to acquire all or any portion of the Affected Bank's outstanding Revolving Credit Loans and to assume all or any portion of the Affected Bank's Commitment. If the non-Affected Banks do not elect to acquire and assume all of the Affected Bank's outstanding Revolving Credit Loans and Commitment, the Borrower may designate a replacement bank or banks, which must be satisfactory to the Agent, to acquire and assume that portion of the outstanding Revolving Credit Loans and Commitment of the Affected Bank not being acquired and assumed by the non-Affected Banks. The provisions of ss.18 hereof shall apply to all reallocations pursuant to this ss.4.10, and the Affected Bank and any non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall execute and deliver to the Agent, in accordance with the provisions of ss.18 hereof, such Assignments and Acceptances and other instruments, including, without limitation, Revolving Credit Notes, as are required pursuant to ss.18 hereof to give effect to such reallocations. Any non-Affected Banks and/or replacement banks which are to acquire the Revolving Credit Loans and Commitment of the Affected Bank shall be deemed to be Eligible Assignees for all purposes of ss.18 hereof. On the effective date of the applicable Assignments and Acceptances, the Borrower shall pay to the Affected Bank all interest accrued on its Revolving Credit Loans up to but excluding such date, along with any fees payable to such Affected Bank hereunder up to but excluding such date.

                           5. SECURITY AND GUARANTIES

         5.1. STOCK PLEDGE. The Obligations shall be secured by a pledge by the Borrower of all the capital stock of its Subsidiaries owned by Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Stock Pledge Agreement.

         5.2. GUARANTY. The Obligations shall also be guaranteed pursuant to the terms of the Guaranty, as amended by any Instrument of Adherence delivered pursuant to ss.7.13 hereof after the Closing Date.

                        6. REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Banks and the Agent as follows:

         6.1.     CORPORATE AUTHORITY.

                  6.1.1. INCORPORATION; GOOD STANDING. Each of the Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, considered as a whole.

                  6.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings,
(c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or such Subsidiary of the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or such Subsidiary, and (d) do not conflict with any provision of the corporate charter or by-laws of, or any agreement or other instrument binding upon, the Borrower or such Subsidiary.

                  6.1.3. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any Subsidiary of the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower or such Subsidiary of the Borrower enforceable against such Person in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         6.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any Subsidiary of the Borrower is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         6.3.     TITLE TO PROPERTIES, LEASES. Except as indicated on
SCHEDULE 6.3 hereto, the Borrower and each of its Subsidiaries owns all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

         6.4.     FINANCIAL STATEMENTS AND PROJECTIONS.

                  6.4.1. FINANCIAL STATEMENTS. There has been furnished to the Agent an unaudited internally prepared consolidated PRO FORMA balance sheet of the Borrower and its Subsidiaries as at December 31, 1997 (the "PRO FORMA Balance Sheet"), and related PRO FORMA combined statements of financial condition, income, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries (assuming merger of the Current Subsidiaries with the Founding Companies) for the six-month period ended December 31, 1997 (the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in the Unaudited Financial Statements and the notes related thereto. There has also been furnished to the Agent audited consolidated financial statements of financial condition, income, changes in stockholders' equity and cash flows as of and for the two (2) most recently concluded fiscal years for each Current Subsidiary, which financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of each Current Subsidiary, as the case may be, for such period.

                  6.4.2. PROJECTIONS. The projections of the annual operating budgets of the Borrower and its Subsidiaries (assuming merger of the Current Subsidiaries with the Founding Companies) on a consolidated basis, balance sheets and cash flow statements for the 1998 calendar year, copies of which have been delivered to the Agent, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

         6.5. NO MATERIAL CHANGES, ETC. Since the Pro Forma Balance Sheet date, there has occurred no materially adverse change in the financial condition or business of the Borrower as shown on or reflected in the balance sheet of the Borrower as at the Pro Forma Balance Sheet date, or the statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower. Since the Pro Forma Balance Sheet date, the Borrower has not made any Distribution.

         6.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. The Borrower and its Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

         6.7. LITIGATION. Except as set forth on SCHEDULE 6.7, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of the Borrower's Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower or its Subsidiaries or materially impair the right of the Borrower or any of its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         6.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. None of the Borrower or any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower and the Borrower's Subsidiaries considered as whole. None of the Borrower or any of the Borrower's Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower and the Borrower's Subsidiaries considered as a whole.

         6.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. None of the Borrower or any of the Borrower's Subsidiaries is in violation of any provision of its charter documents, by-laws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and the Borrower's Subsidiaries considered as a whole.

         6.10. TAX STATUS. The Borrower and the Borrower's Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         6.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         6.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. None of the Borrower or any of the Borrower's Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company," or an "affiliated company" or a "principal underwriter" of an "investment company," as such terms are defined in the Investment Company Act of 1940.

         6.13. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of the Borrower's Subsidiaries and any rights relating thereto.

         6.14. COLLATERAL. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

         6.15. CERTAIN TRANSACTIONS. Except as shown on SCHEDULE 6.15 and except for arm's length transactions pursuant to which the Borrower or its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of the Borrower's Subsidiaries is presently a party to any transaction with the Borrower or a Subsidiary of the Borrower (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         6.16.    EMPLOYEE BENEFIT PLANS.

                  6.16.1. IN GENERAL. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under ss.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                  6.16.2. TERMINABILITY OF WELFARE PLANS. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of ss.3(l) or ss.3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

                  6.16.3. GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of ss.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension

Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of ss.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

                  6.16.4. MULTIEMPLOYER PLANS. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under ss.4201 of ERISA or as a result of a sale of assets described in ss.4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of ss.4241 or ss.4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under ss.4041A of ERISA.

         6.17. USE OF PROCEEDS; REGULATIONS U AND X. The proceeds of the Revolving Credit Loans and the obtaining of the Letters of Credit shall be used for general corporate purposes, including (i) refinancing existing indebtedness of the Borrower, (ii) providing working capital, and (iii) making Permitted Acquisitions. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         6.18. ENVIRONMENTAL COMPLIANCE. The Borrower represents that, to its knowledge:

         (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole;

         (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C.ss.6903(5), any hazardous substances, as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant, as defined by 42 U.S.C.ss.9601(33), and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or such Subsidiary of the Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

         (c) (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrower, any of its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or any of its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrower's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

         (d) none of the Borrower, its Subsidiaries or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

         6.19. SUBSIDIARIES, ETC. The Borrower does not have any Subsidiaries except for the Current Subsidiaries as set forth on SCHEDULE 6.19 hereto. Except as set forth on SCHEDULE 6.19 hereto, the Borrower is not engaged in any joint venture or partnership with any other Person.

         6.20. CHIEF EXECUTIVE OFFICES. The Borrower's chief executive office is at 67 Batterymarch Street, Suite 500, Boston, MA 02110 at which location its books and records are kept.

         6.21. FISCAL YEAR. The Borrower has a fiscal year which is the twelve (12) months ending on June 30 of each year.

         6.22. DISCLOSURE. No representation or warranty made by the Borrower in this Credit Agreement or in any agreement, instrument, document, certificate, statement or letter furnished to the Agent by or on behalf of the Borrower in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they are made.

         6.23. INSURANCE. The Borrower and its Subsidiaries maintain with financially sound and reputable insurers insurance with respect to their properties and businesses against such casualties and contingencies as are in accordance with sound business practices.

         6.24. DELIVERY OF CERTAIN DOCUMENTS. The Borrower has delivered to the Agent true and complete copies of all of the Transaction Documents (including any amendments thereto). Each of the representations and warranties made by the Borrower and any of its Subsidiaries in any of the Transaction Documents was true and correct in all material respects when made and will continue to be true and correct in all material respects on the Closing Date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date falling prior to the Closing Date, and except to the extent that any of such representations and warranties may have been affected by the consummation of the transactions contemplated and permitted or required by the Loan Documents.

                    7. AFFIRMATIVE COVENANTS OF THE BORROWER

         The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Revolving Credit Note, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit:

         7.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

         7.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office in Boston, Massachusetts or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

         7.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

         7.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to the Agent:

         (a) as soon as practicable, but in any event not later than one hundred fifty (150) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and statement of cash flow for such year, and the consolidating statement of income and statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by KPMG Peat Marwick or by other independent certified public accountants satisfactory to the Agent, that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

         (b)      as soon as practicable, but in any event not later than sixty
                  (60) days after the end of each of the first three fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and statement of cash flow and consolidating statement of income and statement of cash flow, each for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

         (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of EXHIBIT C hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in ss.9 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

         (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

         (e) promptly upon receipt thereof, a copy of each report or "management letter" submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit;

         (f) thirty (30) days prior to the beginning of each fiscal year, an operating plan and budget for the Borrower and its Subsidiaries updating those projections delivered to the Agent and referred to in ss.6.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this ss.7.4(f); and

         (g) from time to time such other financial data and information as the Agent or any Bank may reasonably request.

         7.5.     NOTICES.

                  7.5.1. DEFAULTS. The Borrower will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

                  7.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Agent (a) of any violation of any Environmental Law that the Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower and its Subsidiaries taken as a whole, or the Agent's security interests pursuant to the Security Documents.

                  7.5.3. NOTIFICATION OF CLAIM AGAINST COLLATERAL. The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject.

                  7.5.4. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole, and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

         7.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this ss.7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries, considered as a whole.

         7.7. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.

         7.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and PROVIDED FURTHER that the Borrower will, and will cause each of its Subsidiaries to, pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

         7.9. INSPECTION OF PROPERTIES AND BOOKS, ETC. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

         7.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, in all material respects, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound in all material respects

'


and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or its Subsidiaries is a party, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

         7.11. EMPLOYEE BENEFIT PLANS. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under ss.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under ss.ss.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a
Multiemployer Plan, under ss.ss.4041A, 4202, 4219, 4242, or 4245 of ERISA.

         7.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Revolving Credit Loans solely for the purposes as stated in ss.6.17.

         7.13.    ADDITIONAL SUBSIDIARIES.

         (a) The Borrower will not, and will not permit its Subsidiaries to, form or acquire any Subsidiaries except as permitted under ss.8.5 hereof. If, after the Closing Date, the Borrower acquires, either directly or indirectly, any Subsidiary in accordance with ss.8.5 hereof, it will notify the Agent five
                  (5) Business Days prior to such acquisition and provide the Agent with an updated SCHEDULE 6.19, and will, concurrently with the acquisition of any Subsidiary, pledge to the Agent all capital stock (or similar interests) of such Subsidiary pursuant to the Stock Pledge Agreement.

         (b) The Borrower shall cause each of its Material Subsidiaries that are not parties on the Closing Date to the Guaranty to execute and deliver to the Agent, on a date no later than five
                  (5) Business Days after such Person becomes a Material Subsidiary of the Borrower, an Instrument of Adherence to the Guaranty, together with such supporting documentation, including legal opinions and corporate authority documents as the Agent may reasonably request.

         (c) The Borrower, or a Subsidiary, shall at all times own all of the outstanding capital stock of each Subsidiary.

         7.14. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                  8. CERTAIN NEGATIVE COVENANTS OF THE BORROWER

         The Borrower covenants and agrees that, so long as any Revolving Credit Loan, Revolving Credit Note, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligations to issue, extend or renew any Letter of Credit:

         8.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

         (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

         (b) current liabilities of the Borrower and its Subsidiaries incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

         (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of ss.7.8;

         (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

         (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

         (f)      Subordinated Debt;

         (g) Indebtedness of a Subsidiary of the Borrower to the Borrower, so long as such Subsidiary is a Guarantor hereunder;

         (h) Indebtedness hereafter incurred in connection with the acquisition of any real or personal property by the Borrower or its Subsidiaries or under any Capitalized Lease (whether incurred directly or arising by virtue of inheriting any outstanding Indebtedness of such type pursuant to the Transaction or any Permitted Acquisition), provided that the aggregate principal amount of all such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $5,000,000 at any one time outstanding; and

         (i) Indebtedness existing on the date hereof and listed and described on SCHEDULE 8.1 hereto.

         8.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

                  (i) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

                  (ii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                  (iii) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by ss.8.1(d);

                  (iv) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

                  (v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or any of its Subsidiaries is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary of the Borrower which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower and its Subsidiaries considered as a whole;

                  (vi)     liens existing on the date hereof and listed on
                           SCHEDULE 8.2 hereto;

                  (vii) purchase money security interests in or purchase money mortgages on real or tangible personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by ss.8.1(h), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

                  (viii) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

         8.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not make or permit to exist or to remain outstanding any Investment by the Borrower or its Subsidiaries except Investments in:

         (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

         (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

         (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

         (d)      Investments existing on the date hereof and listed on
                  SCHEDULE 8.3 hereto;

         (e) Investments consisting of the Guaranty and the Instruments of Adherence delivered after the Closing Date pursuant to ss.7.13 hereof;

         (f) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $50,000 in the aggregate at any time outstanding; and

         (g) Investments with respect to Indebtedness of a Subsidiary to the Borrower to the extent permitted by ss. 8.1(g) hereof.

         8.4. DISTRIBUTIONS. The Borrower will not make any Distributions except distributions to shareholders of any Subsidiary which is an "S" corporation for payment of personal tax liability related to the earnings of such Subsidiary.

         8.5.     MERGER, CONSOLIDATION AND DISPOSITION OF ASSETS.

                  8.5.1. MERGERS AND ACQUISITIONS.

         (a) The Borrower will not, and will not permit its Subsidiaries to become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except for (i) the mergers contemplated by the Transaction, and (ii) the merger or consolidation of one or more wholly-owned Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more wholly-owned Subsidiaries of the Borrower.

         (b) Notwithstanding the provisions of ss.8.5.1(a), the Borrower may become a party to any asset acquisition or stock acquisition (each, a "Permitted Acquisition") if the following conditions have been met: (i) the proposed transaction will not otherwise create a Default or Event of Default; (ii) the Person being acquired (or whose assets are being substantially acquired) shall be predominantly involved in the existing lines of business of the Borrower and its Subsidiaries or in lines of business substantially related thereto; (iii) all of the assets material to the operation of the business of the Person being acquired or all or substantially all of the assets being acquired and material to the operation of the business of the Borrower shall be located in the United States; (iv) in the event of a stock acquisition, the Borrower shall have complied with the provisions of ss.7.13 to the satisfaction of the Bank in its reasonable discretion; (v) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired shall have approved such transaction; (vi) the Borrower shall have provided calculations showing compliance with the covenants set forth in ss.9 on a PRO FORMA historical combined basis as if the proposed transaction occurred on the first day of the period of measurement; (vii) the business being acquired shall have had positive operating cash flow for at least the two (2) fiscal years immediately preceding the acquisition, as such operating cash flow may be adjusted, in a manner reasonably satisfactory to the Agent, to reduce management compensation expense in any such two-year period to an amount which reflects projected management compensation expense on an ongoing basis, following the acquisition; (viii) the cash consideration for the Permitted Acquisition does not exceed $15,000,000 and the total consideration for such Permitted Acquisition does not exceed $20,000,000; and (ix) the Agent shall have received, at least ten (10) days prior to the acquisition, (w) an accurate summary of the material terms of the proposed transaction, (x) a copy of the applicable acquisition agreement, (y) a Compliance Certificate in the form of EXHIBIT C hereto demonstrating PRO FORMA compliance with all of the financial covenants set forth in ss.9 hereof assuming consummation of the proposed transaction, and (z) audited financial statements for the two (2) most recently completed fiscal years of the Person being acquired (or whose assets are being substantially acquired).

                  8.5.2. DISPOSITION OF ASSETS. The Borrower will not, and will not permit its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the disposition of assets in the ordinary course of business, consistent with past practices.

         8.6      INTENTIONALLY OMITTED.

         8.7. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not, and will not permit its Subsidiaries to (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, except in accordance with applicable Environmental Laws, (b) generate any Hazardous Substances on any of the Real Estate, (c) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or
(d) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would materially violate any Environmental Law or bring such Real Estate in material violation of any Environmental Law.

         8.8. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will:

         (a) engage in any "prohibited transaction" within the meaning of ss.406 of ERISA or ss.4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

         (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency," as such term is defined in ss.302 of ERISA, whether or not such deficiency is or may be waived; or

         (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to ss.302(f) or ss.4068 of ERISA; or

         (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of ss.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

         8.9. FISCAL YEAR. The Borrower will not, and will not permit its Subsidiaries to, change the date of the end of its fiscal years from that set forth in ss.6.21 hereof.

         8.10. SUBSIDIARIES. The Borrower will not, and will not permit its Subsidiaries to, form, acquire or in any manner have any Subsidiaries except for Subsidiaries acquired pursuant to a Permitted Acquisition or with the Majority Banks' prior written consent.

         8.11. NEGATIVE PLEDGES. The Borrower will not, and will not permit its Subsidiaries to, enter into any agreement (excluding this Credit Agreement and the Loan Documents) which (i) restricts the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, or to make loans, advances, distributions or other payments of any nature of any or all of its assets to the Borrower or any other Subsidiary, or (ii) prohibits the creation or assumption of any lien for the benefit of the Agent and/or the Banks upon the properties, revenues or assets of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, other than agreements with Persons prohibiting any such lien on assets in which such Person has a prior security interest which is permitted by ss.8.2.

         8.12. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit its Subsidiaries to, enter into, or cause, suffer or permit to exist
(a) any arrangement or contract with any of its other Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including management or similar contracts or arrangements relating to the allocation of revenues, taxes and expenses or otherwise) requiring any payments to be made by the Borrower or such Subsidiary of the Borrower unless such arrangement is fair and equitable to the Borrower or such Subsidiary; or (b) any other transaction, arrangement, contract with any of its Affiliates which would not be entered into by a prudent Person in the position of the Borrower or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any person which is not one of its Affiliates.

         8.13. INCONSISTENT AGREEMENTS. The Borrower will not, and will not permit its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower of its obligations hereunder or under any of the Loan Documents.

         8.14. MODIFICATION OF DOCUMENTS. The Borrower will not, and will not permit its Subsidiaries to, consent to or agree to any amendment, supplement or other modification to its certificate of incorporation or its by-laws; provided that the Borrower or its Subsidiaries may amend, supplement, and modify its certificate of incorporation and its by-laws with written notice to the Agent, so long as such amendment, supplement or other modification shall not have a materially adverse effect on (i) the ability of the Borrower to enter into and to perform and observe its obligations under the Loan Documents, (ii) the assets, properties, business, operations, condition (financial and otherwise), and prospects of the Borrower and its Subsidiaries taken as a whole, or (iii) the Agent's or the Banks' rights under the Loan Documents.

                     9. FINANCIAL COVENANTS OF THE BORROWER

         The Borrower covenants and agrees that, so long as any Revolving Credit Loan or Revolving Credit Note is outstanding or any Bank has any obligation to make any Revolving Credit Loans:

         9.1. CONSOLIDATED TOTAL NET WORTH. The Borrower will maintain, at all times, Consolidated Total Net Worth in an amount equal to at least:

         (a)      $50,000,000, PLUS

         (b) fifty percent (50%) of the accumulated total of Consolidated Net Income for all fiscal quarters of the Borrower, beginning with the fiscal quarter concluded on March 31, 1998 (no reduction being given for any Consolidated Net Deficit in calculating the minimum Consolidated Total Net Worth), PLUS

         (c) one hundred percent (100%) of the proceeds from any issuance of equity securities of the Borrower, net of all underwriting costs and out-of-pocket expenses incurred by the Borrower in connection with such offering.

         9.2. PROFITABLE OPERATIONS. The Borrower will not permit Consolidated Net Income for two consecutive fiscal quarters to be less than $1.00.

         9.3. LEVERAGE RATIO. The Borrower will not permit, as at the last day of each fiscal quarter, the Leverage Ratio to exceed 3.25:1.00.

         9.4. MINIMUM CONSOLIDATED EBITDA. The Borrower will maintain, as at the last day of any fiscal quarter, Consolidated EBITDA as determined for the four consecutive fiscal quarters of the Borrower ended on such date in an amount at least equal to the GREATER of (a) $10,000,000, or (b) ninety percent (90%) of Consolidated EBITDA reported for the immediately preceding fiscal year.

         9.5. INTEREST COVERAGE RATIO. The Borrower will not permit, as of the last day of each fiscal quarter, the ratio of Consolidated EBITDA to Consolidated Total Interest Expense, in each case as determined for the four consecutive fiscal quarters of the Borrower ended on such date, to exceed 3.00:1.00.

         9.6. CAPITAL EXPENDITURES. The Borrower and its Subsidiaries will not make in the aggregate Capital Expenditures in any amounts which exceed the respective amounts for each respective fiscal year of the Borrower as set forth below:

         Fiscal Year                   Maximum Aggregate Capital Expenditures
         -----------                   --------------------------------------

             1998                                     $2,000,000
             1999                                     $2,500,000
             2000                                     $3,000,000
             2001                                     $3,500,000

PROVIDED, HOWEVER, that if during any fiscal year the amount of Capital Expenditures permitted for that fiscal year is not so utilized, such unutilized amount may be utilized in the next succeeding fiscal year but not in any subsequent fiscal year.

                        10. CONDITIONS TO INITIAL CLOSING

         The obligations of the Banks to make the initial Revolving Credit Loan and/or to issue any initial Letter of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing
Date:

         10.1. LOAN DOCUMENTS, ETC. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

         10.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. The Agent shall have received from the Borrower and each Subsidiary a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its bylaws as in effect on such date.

         10.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.

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



         10.4. INCUMBENCY CERTIFICATE. The Agent shall have received from each of the Borrower and each of the Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower or such Subsidiary, as the case may be, each of the Loan Documents to which the Borrower or such Subsidiary is or is to become a party; (b) with respect to the Borrower, to make Revolving Credit Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

         10.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

         10.6. UCC SEARCH RESULTS. The Agent shall have received results of UCC searches with respect to the Collateral and all other personal property of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Agent.

         10.7. CERTIFICATES OF INSURANCE. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying its insurers, types of insurance, and insurance limits, and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

         10.8. SOLVENCY CERTIFICATE. The Agent shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

         10.9. OPINION OF COUNSEL. Each of the Banks and the Agent shall have received a favorable legal opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from Nutter, McClennen & Fish, LLP, counsel to the Borrower.

         10.10. PAYMENT OF EXPENSES. The Borrower shall have paid the reasonable fees and expenses of the Agent's Special Counsel incurred in connection with the Loan Documents.

         10.11. EVIDENCE OF PAYOFF. The Agent shall have received appropriate payoff letters, termination letters and collateral discharges in form and substance satisfactory to the

Agent from holders of any existing Indebtedness of the Borrower and its Subsidiaries not otherwise permitted hereunder.

         10.12. COMPLETION OF TRANSACTION. The Agent shall have received evidence, including a legal opinion of the Borrower's counsel, that all of the material closing conditions in the Transaction Documents have been satisfied as contemplated by such Transaction Documents and the Transaction shall have been completed pursuant to the Transaction Documents and otherwise on terms and conditions that are reasonably satisfactory to the Agent in all respects. The cash component of the purchase price of the assets and business acquired pursuant to the Transaction and all expenditures and transaction costs associated therewith shall not exceed $22,500,000 in the aggregate.

         10.13. DISBURSEMENT INSTRUCTIONS. The Agent shall have received disbursement instructions from the Borrower with respect to the proceeds of the initial Revolving Credit Loan.

                        11. CONDITIONS TO ALL BORROWINGS

         The obligations of the Banks to make any Revolving Credit Loan, including the initial Revolving Credit Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         11.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Revolving Credit Loan with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         11.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Revolving Credit Loan.

         11.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

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



         11.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

                    12. EVENTS OF DEFAULT; ACCELERATION, ETC.

         12.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

         (a) the Borrower shall fail to pay any principal of the Revolving Credit Loans or any Reimbursement Obligations when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

         (b) the Borrower shall fall to pay any interest on the Revolving Credit Loans, the commitment fee, any Letter of Credit Fee or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for a period of three (3) Business Days;

         (c) the Borrower shall fail to comply with any of its covenants contained in ss.8.1, 8.4 - 8.7, 8.9, 8.10, 8.12, 8.14 or 9.1 -
                  9.6;

         (d) the Borrower shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this ss.12.1) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

         (e) any representation or warranty of the Borrower or any Subsidiary in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

         (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases, in either case with respect to obligations in excess of $500,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases, in either case with respect to obligations in excess of

                  $500,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, and shall not cure such failure within three (3) Business Days thereof.

         (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or such Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

         (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any of its Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

         (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $500,000;

         (j) if any of the Loan Documents shall be canceled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or Subsidiary party thereto or any of its stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

         (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

         (l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

         (m) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, considered as a whole;

         (n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, considered as a whole;

         (o) the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against the Borrower or any of its Subsidiaries a punishment for which in any such case could include the forfeiture of any assets of the Borrower or any of its Subsidiaries having a fair market value in excess of $500,000 or a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, considered as a whole;

         (p) The Existing Stockholders collectively shall at any time, legally or beneficially, own in the aggregate less than 51% of the issued and outstanding capital stock of the Borrower;

         (q) Any Person (other than a current stockholder of Borrower) or "group" of Persons shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 25% or more of the issued and outstanding capital stock of Borrower;

         (r) at any time individuals who were directors of the Borrower on the Closing Date or within six (6) months of the Closing Date shall cease, for any reason, to constitute a majority of the board or directors (except to the extent that individuals who were directors on the Closing Date were replaced by individuals (i) elected by a majority of the remaining members of the board of directors of the Borrower or (ii) nominated for election by a majority of the remaining members of the board of directors of the Borrower); or

         (s) there shall occur any material adverse change in the financial condition of the Borrower and its Subsidiaries as reported on the audited financial statements of the Borrower for the fiscal year ended June 30, 1998 delivered to the Agent in accordance with ss.7.4, hereof, from the financial condition of the Borrower and its Subsidiaries as reported on the Unaudited Financial Statements;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED that in the event of any Event of Default specified in ss.ss.12.1(g) or 12.1(h)), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

         12.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in ss.12.1(g) or ss.12.1(h)) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans to the Borrower and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Revolving Credit Loans and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.

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



         12.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to ss.12.1, each Bank, if owed any amount with respect to the Revolving Credit Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank; provided that, prior to undertaking such action, the Banks shall have requested the Agent to do so and shall have given the Agent reasonable time to do so, but the Agent shall have failed to do so. The Agent shall also have all rights and remedies with respect to the Collateral as are set forth in the Security Documents. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         12.4. DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any or all of the Loan Documents or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

         (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

         (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of such obligations shall be made (i) pari passu among Obligations and (ii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among the Banks PRO RATA; and provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

         (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the

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



                  payment of any obligations required to be paid pursuant to ss.9-504(l)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

         (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

                                   13. SETOFF

         Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any investment securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank, with notice to the Borrower, against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, then due, now existing or hereafter arising, of the Borrower to such Bank under the Credit Agreement. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Revolving Credit Notes held by such Bank or constituting Reimbursement Obligations, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Revolving Credit Note or Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Revolving Credit Notes held by, or constituting Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, PRO TANTO assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Revolving Credit Notes held by it or the Reimbursement Obligations owed to it, its proportionate payment as contemplated by this Credit Agreement; PROVIDED that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                                  14. THE AGENT

         14.1.    AUTHORIZATION.

         (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

        (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

        (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article I of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party," mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

        14.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

        14.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

        14.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Revolving Credit Notes or any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or the Letters of Credit, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Revolving Credit Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Revolving Credit Notes or to inspect any of the properties, books or records of the Borrower. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Revolving Credit Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

        14.5.     PAYMENTS.

                  14.5.1. PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's PRO RATA share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

                  14.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Revolving Credit Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                  14.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Revolving Credit Loan or to purchase any Letter of Credit Participation, or (b) to comply with the provisions of ss.13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Revolving Credit Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining

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



nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective PRO RATA shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

        14.6. HOLDERS OF REVOLVING CREDIT NOTES. The Agent may deem and treat the payee of any Revolving Credit Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

        14.7. INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by ss.15), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Revolving Credit Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

        14.8. AGENT AS BANK. In its individual capacity as a Bank, Fleet shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Revolving Credit Loans made by it, and as the holder of any of the Revolving Credit Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

        14.9. RESIGNATION. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other

Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        14.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this ss.14.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

        14.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, PROVIDED that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

        14.12. AGENT'S FEE. During any period of time as there exist two or more Banks hereunder by virtue of a syndication of the Total Commitment or subsequent assignments of Commitments or otherwise, the Borrower shall pay to the Agent an annual administration fee of $10,000, payable in advance, and prorated for any portion of any year for which there ceases to be two or more Banks hereunder.

                                  15. EXPENSES

        The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including in connection with any commercial finance examinations, (e) the reasonable fees, expenses and disbursements incurred by the Agent in connection with the syndication of the revolving credit facility described herein, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or its Subsidiaries and (g) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants of this ss.15 shall survive payment or satisfaction of all other Obligations.

                               16. INDEMNIFICATION

        The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits not arising out of the negligence or willful misconduct of the Agent or such Bank, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Revolving Credit Loans or the Letters of Credit, (b) the Borrower entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this ss.16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this ss.16 shall survive payment or satisfaction in full of all other Obligations.

                         17. SURVIVAL OF COVENANTS, ETC.

        All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Revolving Credit Loans and the issuance, extension or renewal by the Agent of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement, the Revolving Credit Notes, any Reimbursement Obligations or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Revolving Credit Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

                        18. ASSIGNMENT AND PARTICIPATION

         18.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Revolving Credit Loans at the time owing to it and the Revolving Credit Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of $5,000,000, (d) each Bank which is a Bank on the date hereof shall retain, free of any such assignment, an amount of its Commitment of not less than $15,000,000, and (e) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of EXHIBIT D hereto (an "Assignment and Acceptance"), together with any Revolving Credit Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five
(5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.18.3, be released from its obligations under this Credit Agreement.

         18.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

         (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

        (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

        (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in ss.6.4 and ss.7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

        (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

        (e)       such assignee represents and warrants that it is an Eligible
                  Assignee;

        (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

        (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and

        (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

        18.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to, and the Letter of Credit Participations held

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



by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500.

         18.4. NEW REVOLVING CREDIT NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such in Assignment and Acceptance and shall otherwise be substantially the form of the assigned Revolving Credit Notes. Within five (5) days of issuance of any new Revolving Credit Notes pursuant to this ss.18.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Revolving Credit Notes shall be canceled and returned to the Borrower.

         18.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Revolving Credit Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         18.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         18.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.12.1 or ss.12.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Revolving Credit Loans. If any Bank sells a participating interest in any of the Revolving Credit Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.12.1 or ss.12.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Revolving Credit Loans to the extent of such participation.

         18.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to ss.16 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this ss.18 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Revolving Credit Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

         18.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

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



                                19. NOTICES, ETC.

         Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

         (a) if to the Borrower, at 67 Batterymarch Street, Suite 500, Boston, Massachusetts 02110, Attention: Treasurer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

         (b) if to the Agent, at One Federal Street, Boston, Massachusetts 02110, USA, Attention: Mary M. Barcus, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

         (c) if to any Bank, at such Bank's address set forth on SCHEDULE I hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the fifth Business Day following the mailing thereof.

                                20. GOVERNING LAW

         THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SS.19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR

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



ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                  21. HEADINGS

        The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                                22. COUNTERPARTS

        This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                           23. ENTIRE AGREEMENT, ETC.

        The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in ss.25.

                            24. WAIVER OF JURY TRIAL

        The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Revolving Credit Notes, the Letters of Credit or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement or the other Loan Documents to which it is a party, among other things, the waivers and certifications contained herein.

                     25. CONSENTS, AMENDMENTS, WAIVERS, ETC.

        Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Revolving Credit Notes (other than interest accruing

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



pursuant to ss.4.9 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of the Revolving Credit Notes, the amount of the Commitments of the Banks and the amount of commitment fee hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and ss.14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                       26. TERMINATION OF CREDIT AGREEMENT

        The parties hereto acknowledge and agree that this Credit Agreement, and any and all obligations of the Agent and the Banks hereunder, shall terminate automatically and shall be of no further force and effect in the event that the Transaction is not consummated by June 15, 1998. Notwithstanding any such termination, the Borrower shall continue to be bound by its obligations set forth in ss.ss.15, 16 and 17 hereof.

                                27. SEVERABILITY

        The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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



                           REVOLVING CREDIT AGREEMENT
                           COUNTERPART SIGNATURE PAGE

        IN WITNESS WHEREOF, the undersigned have duly executed this Revolving Credit Agreement as a sealed instrument as of the date first set forth above.


                                             PROVANT, INC.



                                             By: /s/ Dominic J. Puopolo
                                                 -------------------------------
                                                 Name: Dominic J. Puopolo
                                                 Title: Chief Financial Officer


                                             FLEET NATIONAL BANK, INDIVIDUALLY
                                             AND AS AGENT



                                             By: /s/ Susan Mason
                                                 -------------------------------
                                                 Name: Susan Mason
                                                 Title: Vice President

                                   SCHEDULE I

Name And Address Of Bank              Commitment                 Commitment %
------------------------             -----------                 ------------

Fleet National Bank                  $40,000,000                     100%
One Federal Street
Boston, MA  02110

                                                                       EXHIBIT A
                                                                       ---------

                              REVOLVING CREDIT NOTE


$40,000,000                                                    ___________, 1998

         FOR VALUE RECEIVED, the undersigned Provant, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of Fleet National Bank (the "Bank") at the Agent's Head Office (as defined in the Credit Agreement referred to below) in immediately available funds:

                  (a) prior to or on the Revolving Credit Loan Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of Forty Million Dollars ($40,000,000) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Bank to the Borrower pursuant to the Revolving Credit Agreement, dated as of April 8, 1998 (as amended and in effect from time to time, the "Credit Agreement"), among the Borrower, the Bank and other parties thereto; and

                  (b) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rates provided in the Credit Agreement.

         This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein and may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

         The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on a grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Revolving Credit Loans shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

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


                                                                       EXHIBIT A
                                                                       ---------

         The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

         If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

         No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

         The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

         THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN ss.19 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

         This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the undersigned has caused this Revolving Credit Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]                             PROVANT, INC.


                                             By:
                                                 -------------------------------
                                                   Title:







                                      -73-